STOCK OPTION AGREEMENT

                          dated as of February 14, 2005
                                 by and between

                                JANA PARTNERS LLC

                                       and

                         HIGH RIVER LIMITED PARTNERSHIP,
                              ICAHN PARTNERS LP and
                          ICAHN PARTNERS MASTER FUND LP

                        with respect to 250,000 shares of
                                 common stock of

                             KERR-MCGEE CORPORATION

                  This STOCK OPTION AGREEMENT, dated as of February 14, 2005, is made and entered into by and between HIGH RIVER LIMITED PARTNERSHIP, a Delaware limited partnership, ICAHN PARTNERS LP, a Delaware limited partnership, ICAHN PARTNERS MASTER FUND LP, a Cayman Islands exempted limited partnership (collectively, the "Purchasers"), and JANA PARTNERS LLC, on behalf of funds and accounts managed by it and its affiliates (the "Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Article IV.

                  WHEREAS, the Purchasers desire to acquire from the Seller an option to acquire 250,000 shares (the "Shares") of the common stock, par value $1.00 per share, of Kerr-McGee Corporation, on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                  GRANT OF OPTION, SALES OF SHARES AND CLOSING

1.01 Grant of Option. In consideration of a payment by the Purchasers to the Seller of an aggregate of $1,500,000, to be wired to the Seller on the date hereof in accordance with the wire instructions set forth on Schedule A hereto, the Seller hereby grants to the Purchasers the right and option to purchase the Shares at a strike price of $60.00 per Share (the "Option"). The Purchasers may exercise the Option, in whole or in part, from time to time, from the date hereof through August 14, 2005, by delivery of one or more notices (each an "Exercise Notice") to the Seller by email as follows: gary@janapartners.com, with a copy to barry@janapartners.com, at or prior to 3:00 p.m. New York City time on the date of exercise, to be accompanied by a phone call to the Seller as follows: Gary Claar at (212) 692-7696 or Barry Rosenstein at (415) 909-7770, indicating that such notice has been sent. Each Exercise Notice shall contain instructions (i) specifying the number of Shares to be purchased by each individual Purchaser and (ii) identifying the account(s) to which such Shares are to be delivered.

1.02 Purchase and Sale. The Seller agrees to and shall sell to the Purchasers, and the Purchasers agree to purchase from the Seller, those Shares subject to each such Exercise Notice at the closing for such Shares as contemplated in
Section 1.04 below, on the terms set forth in this Agreement.

1.03 Purchase Price. The applicable purchase price of $60.00 per Share is payable in immediately available United States funds at the closing for such Shares in the manner provided in Section 1.04.

1.04 Closing. The Shares to be sold in any particular closing will be delivered by the Seller via DTC-book entry transfers from the Seller to the accounts of the Purchasers with Icahn & Co., Inc. and Goldman Sachs as set forth on Schedule A hereto, against delivery of the applicable purchase price, in transactions to be closed not later than the close of trading on the first NYSE trading day following the date of delivery of the applicable Exercise Notice.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller hereby represents and warrants to the Purchasers, as of the date hereof and as of the date of each closing, as follows:

2.01 Existence of the Seller. The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to sell and transfer (pursuant to this Agreement) the Shares.

2.02 Authority. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

2.03 Shares. The Shares are owned beneficially by the Seller free and clear of all Liens, and at each closing the Seller will transfer to the Purchasers good and valid title to the Shares purchased thereby, free and clear of all Liens.

2.04 No Conflicts. The execution and delivery by the Seller of this Agreement does not, and the performance by the Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Seller or of the funds and accounts under its management; or

(b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to the Seller, the funds and accounts under its management or any of the respective Assets and Properties.

2.05 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out on behalf of the Seller directly with the Purchasers without the intervention of any person on behalf of the Seller in such manner as to give rise to any valid claim by any person against the Purchasers for a finder's fee, brokerage commission or similar payment.

2.06 Holdings. At all times after the execution of this Agreement and prior to August 14, 2005, the Seller shall continue to hold beneficial ownership of the Shares subject to the Option and one or more custodians for the Seller shall hold record ownership thereof and the Seller shall not loan or sell, or permit the loan or sale of, such Shares.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby represent and warrant to the Seller as follows:

3.01 Organization of the Purchasers. The Purchasers are duly organized, validly existing and in good standing under the Laws of their jurisdictions of organization or incorporation. The Purchasers have full authority to execute and deliver this Agreement and to perform the Purchasers' obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to buy (pursuant to this Agreement) the Shares.

3.02 Authority. This Agreement has been duly and validly executed and delivered by the Purchasers and constitutes a legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms.

3.03 No Conflicts. The execution and delivery by the Purchasers of this Agreement do not, and the performance by the Purchasers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of their organizational documents; or

(b) conflict with or result in a violation or breach of any term or provision of any Contract, Law or Order applicable to the Purchasers or any of their Assets and Properties.

3.04 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchasers directly with the Seller without the intervention of any Person on behalf of the Purchasers in such manner as to give rise to any valid claim by any Person against the Seller for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV
                                   DEFINITIONS

          4.01     Definitions.

         (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

         "Agreement" means this Stock Option Agreement, as the same shall be amended from time to time.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

         "Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

         "Exercise  Notice" has the  meaning  ascribed to it in Section
1.01 of this Agreement.

         "Seller" has the meaning ascribed to it in the forepart of this Agreement.

         "Laws"  means  all  laws,   statutes,   rules,   regulations,
ordinances  and other  pronouncements  having  the  effect of law of the  United
States or any state, county, city or other political subdivision or of any governmental or regulatory authority.

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          "Option" has the meaning ascribed to it in Section 1.01 of this Agreement.

          "Person"  means  any  natural  person,  corporation,   limited
liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority.

           "Purchasers" has the meaning ascribed to it in the forepart of this Agreement.

           "Seller" has the meaning ascribed to it in the forepart of this Agreement.

           "Shares" has the meaning ascribed to it in the forepart of this Agreement.

                                   ARTICLE V
                                  MISCELLANEOUS

5.01 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof. Except as set forth herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the parties with respect to any securities of Kerr-McGee Corporation.

5.02 Expenses. Each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

5.03 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

5.04 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

5.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

5.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

5.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

5.09 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  5.11 Authority of Agent. The Seller hereby represents and warrants to the Purchasers that the Seller has full authority to execute and deliver this Agreement on behalf of the funds and accounts under its management and that the Purchasers may deal with and take instructions from, and rely in dealing with and taking instruction from, the Seller, in all respects with respect to this Agreement and any matter arising in connection therewith.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                               Purchasers:

                               HIGH RIVER LIMITED PARTNERSHIP
                               By: Hopper Investments, LLC, general partner
                               By: Barberry Corp., sole member

                               By:________________________________
                               Name: Edward E. Mattner
                               Title: Authorized Signatory


                               ICAHN PARTNERS LP
                               By: Icahn Onshore LP, general partner
                               By: CCI Onshore LLC, sole member

                               By:________________________________
                               Name: Edward E. Mattner
                               Title: Authorized Signatory


                               ICAHN PARTNERS MASTER FUND LP
                               By: Icahn Offshore LP, general partner
                               By: CCI Offshore LLC, sole member

                               By:________________________________
                               Name: Edward E. Mattner
                               Title: Authorized Signatory


                                Seller:

                                JANA PARTNERS LLC


                                By:_________________________________
                                Name: Barry Rosenstein
                                Title: Authorized Signatory



          [Stock Option Agreement with Jana Partners LLC re Kerr-McGee dated February 14, 2005]




>